Exhibit 10.10

LOAN AGREEMENT 2

THIS SECURITIES AGREEMENT is made on 29 December 2003

BETWEEN

(1)                                  GRAPEDRIVE LIMITED (Company number: 4886115) whose registered office is at 10 Upper Bank Street, London E14 5JJ  (the “Holder”).

(1)                                  GRAPECLOSE LIMITED (Company number: 4886096) whose registered office is at 10 Upper Bank Street, London E14 5JJ (the “Issuer”); and

IT IS AGREED as follows:

1.                                      DEFINITIONS

“Applicable Rate” means 13.50% per annum or such other rate as may be agreed from time to time by the Holder and Issuer;

“Completion Date” has the meaning ascribed to it in the Shareholders Agreement;

“Principal Amount” means an amount equal to the Subscription Price;

“Securities” means the loan provided to the Issuer by the Holder reflected in this Agreement;

“Shareholders Agreement” means the shareholders agreement dated on or about the date of this Agreement between (inter alios) the Holder, the Issuer, Lavenderview Limited, Duchessgrove Limited and the Investors (each as defined therein);

“Subordinated Preference Certificates” means the subordinated preference certificates to be issued by Lavenderview Limited pursuant to the Shareholders Agreement at an issue price calculated in accordance with clause 3.6 of the Shareholders Agreement;

“Subordinated Preference Certificate Instrument” means the instrument constituting subordinated preference certificates to be issued by Lavenderview Limited pursuant to the Shareholders Agreement; and

“Subscription Price” means an amount in US$ equal to the aggregate amount subscribed for the Subordinated Preference Certificates pursuant to clause 3.6 of the Shareholders Agreement on the Completion Date.

2.                                      PURPOSE

The Subscription Price paid by the Holder to the Issuer under this Agreement shall be utilised by the Issuer solely for the purpose of enabling the Issuer to purchase the whole of the issued and to be issued share capital of Inmarsat Ventures plc and to meet costs relating thereto.

3.                                      SUBSCRIPTION PRICE

The Holder agrees that it shall pay the Subscription Price to the Issuer in accordance with Clause 3 of the Shareholders Agreement.

4.                                      INTEREST

Unless otherwise agreed by the Issuer and the Holder, interest shall accrue (but shall not be payable) on the Principal Amount outstanding plus any compounded accrued interest at the Applicable Rate and shall be calculated on the basis of a 365 day year and the number of days elapsed.  Accrued interest shall compound annually on 31 August each year.

5.                                      REPAYMENT

5.1                                 There is no date by which the Securities must be repaid.  Repayment may be made at any time at the option of the Issuer which, for the avoidance of doubt, permits repayment where and to the extent that a redemption of the Subordinated Preference Certificates would be permitted in accordance with the Subordinated Preference Certificate Instrument except that repayment is not permitted during the Certain Funds Period as defined in the senior facility agreement dated 10 October 2003 between, among others, Duchessgrove Limited, Barclays Capital, The Royal Bank of Scotland plc, Credit Suisse First Boston as bookrunners and Barclays Bank plc as agent and security trustee.

5.2                                 Upon repayment of the Securities the Holder shall be entitled to receive in cash from the Issuer an amount equal to the Principal Amount and all accrued and unpaid interest (the “Outstanding Amount”).

6.                                      LIQUIDATION

6.1                                 Upon a liquidation or winding-up of the Issuer of any nature, the Holder shall be entitled out of the assets of the Issuer available for distribution (after satisfaction of the rights of all other creditors of the Issuer) to an amount equal to the Outstanding Amount at the date of such liquidation or winding up; and

6.2                                 For the avoidance of doubt, the Holder shall not be entitled at any time to demand repayment of the Securities nor to petition for the winding-up of the Issuer or commence other insolvency proceedings against the Issuer, in each case on grounds of non-repayment of the Securities, except (to the extent permitted by the Finance Documents) when the Issuer has agreed to their repayment but has not made such payment.

7.                                      PAYMENTS

Unless required by law and unless the Issuer and the Holder agree otherwise, all payments made by the Issuer under this Agreement shall be made free and clear of and without any deduction for or on account of any tax, set-off or counterclaim.

8.                                      SUBORDINATION

The Holder agrees that its right to repayment of the Outstanding Amount shall rank behind the rights of all other creditors of the Issuer from time to time, and the Holder and the Issuer agree that their rights under this Agreement are subject to the restrictions set out in the Finance Documents (such term as defined in the Subordinated Preference Certificate Instrument dated on or about the date of this Agreement).

9.                                      ASSIGNMENT

This Agreement is assignable by way of security.

10.                               THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement save as provided under the Finance Documents.

11.                               GOVERNING LAW

This Agreement shall be governed by English Law.

12.                               COUNTERPARTS

This Agreement may be executed in a number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same documents.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Signed by

/s/ RICHARD WILSON

for and on behalf of

GRAPEDRIVE LIMITED

Signed by:

/s/ RICHARD WILSON

for and on behalf of

GRAPECLOSE LIMITED